EXHIBIT 99.1


                                 CHARTER FOR THE
                              NOMINATING COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                      CHINA ENERGY SAVINGS TECHNOLOGY, INC.


PURPOSE

The purpose of the Nominating Committee of the Board of Directors (the "Board") of China Energy Savings Technology, Inc. (the "Company") shall be to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the Company, and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating Committee shall identify prospective director nominees and recommend to the Board the director nominees for the next annual meeting or special meeting of stockholders at which directors are to be elected, and recommend individuals to the Board to fill any vacancies or newly created directorships that may occur between such meetings;
(ii) oversee the evaluation of the Board and management from a corporate governance perspective; and (iii) identify and recommend to the Board directors for membership on Board committees.

MEMBERSHIP

The members of the Nominating Committee will be appointed by the Board, will serve at the discretion of the Board and may be removed by the Board at any time. The Nominating Committee shall consist of at least two members. The Board shall designate the Chairperson of the Nominating Committee.

AUTHORITY AND RESPONSIBILITIES

In addition to any other responsibilities which may be assigned from time to time by the Board, the Nominating Committee is authorized to undertake, and has responsibility for, the following matters.

BOARD AND BOARD COMMITTEE NOMINEES

The Nominating Committee shall conduct searches for qualified individuals for membership on the Company's Board. As vacancies or newly created positions occur, the Nominating Committee shall recommend individuals for membership on the Company's Board of Directors and directors for appointment to the committees of the Board. In making its recommendations, the Nominating Committee must:

     o    establish criteria for Board and committee membership;

     o review candidates' qualifications for membership on the Board or a committee of the Board (including a determination as to the independence of the candidate as set forth in the rules of the Nasdaq National Market) and any potential conflicts with the Company's interests;

     o assess the contributions of current directors in connection with their nomination to the Board or committee;

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     o    periodically review the composition of the Board and its committees to determine whether it may be appropriate to add individuals with different backgrounds or skills from those already on the Board or any such committee; and

     o    consider rotation of committee members and committee chairpersons.

EVALUATING THE BOARD, ITS COMMITTEES AND MANAGEMENT

At least annually, the Nominating Committee shall (i) review and assess the performance of the Board and its committees, and senior management of the Company; and (ii) report such assessments, including any recommendations for proposed changes, to the Board.

REPORTING TO THE BOARD

The Nominating Committee shall report to the Board at least annually. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board or management performance or any other matters that the Nominating Committee deems appropriate or is requested to be included by the Board.

At least annually, the Nominating Committee shall (i) review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval; and (ii) evaluate its own performance and report to the Board on such evaluation.

PROCEDURES

MEETINGS

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairperson of the Nominating Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this charter.

ADVISORS AND CONSULTANTS

The Nominating Committee is authorized to retain (without further Board approval) special legal, accounting or other advisors and may request any officer or employee of the Company or the Company's outside counsel or independent auditor to meet with any members of, or advisors to, the Nominating Committee. The Nominating Committee has the sole authority to retain and terminate any search firm to assist in identifying director candidates, including sole authority to approve all such search firm's fees and other retention terms.

DELEGATION OF AUTHORITY

The Nominating Committee may, to the fullest extent permitted by applicable law or regulation, form and delegate its authority to subcommittees of the Committee when it deems appropriate and in the best interests of the Company.

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